EXHIBIT 10.1

Chart Industries, Inc Corporate Headquarters

February 25, 2003	5885 Landerbrook Drive Cleveland, OH 44124 Phone: 440.753.1490 Fax: 440.753.1491 Administrative Office Fax: 440 442 5253 www.chart-ind.com
Michael Biehl 1303 West Melrose Drive Westlake, OH 44145

Re: Chart’s Retention Bonus Incentive Plan

Dear Michael:

On behalf of Chart, I am pleased to inform you that you have been selected to participate in Chart’s Retention Bonus Incentive Plan. In light of the turbulent markets, restructuring activities and other volatile business conditions that continue to confront the company, Chart recognizes the critical importance of retaining some key employees who are vital to Chart’s future success. Thus, the Compensation Committee of Chart’s Board of Directors has approved the Retention Bonus Incentive Plan for certain key employees to provide a financial incentive to remain in Chart’s employ. This letter sets forth the terms of the Retention Bonus Incentive Plan and Chart’s commitment to you as a participant in the same.

Retention Bonus Incentive Plan-Terms and Conditions.

a.	Incentive Payment: Under the Retention Bonus Incentive Plan, you are now entitled to receive a minimum retention bonus of $66,667 if you remain employed by Chart Industries Inc. through February 29, 2004.

b.	Involuntary Termination Without Cause before February 29, 2004: If you are terminated involuntarily “Without Good Cause” between now and February 29, 2004 you are still entitled to receive the above incentive payment. “Without Good Cause” means a termination of your employment by Chart for any reason other than 1) for Good Cause (as defined below). This Retention Bonus Incentive Plan does not provide a minimum retention bonus if (a) your employment is terminated as a result of your death, disability or your voluntary termination or (b) your employment is terminated for Good Cause.

c.	Involuntary Termination With Cause before February 29, 2004: If your employment with Chart is terminated “With Good Cause” then you are not entitled to receive the retention bonus as described in paragraph a. above. Termination with “Good Cause” means any one of the following events has occurred and has not been cured by you within 60 calendar days after the individual to whom you report has given you written notice thereof: 1) You have been indicted by a state or federal grand jury of committing a felony; 2) you have committed an act or acts of personal dishonesty intended to result in your substantial personal enrichment at the expense of Chart or its subsidiaries; or 3) you grossly neglected your duties, which neglect had a significant adverse affect on Chart or its business. Any termination by Chart of your employment for Good Cause will be communicated by a written notice to you, which will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment for Good Cause and specify

Michael Biehl

February 25, 2003

the effective date of the termination of your employment (which will not be earlier than the date on which the notice is given).

d.	Relationship between Retention Bonus Incentive Plan and the Management Incentive Compensation Plan (MIC).

•	If your earned incentive under the Management Incentive Plan (MIC) is less than the minimum retention bonus as described in paragraph a. above then the minimum bonus is payable.

•	If the earned incentive under the Management Incentive Plan (MIC) is greater than the minimum retention bonus as described in paragraph a. above then the amount payable to you is the incentive earned under the MIC plan.

•	In no case shall you be entitled to both the minimum retention bonus as described in paragraph a. above and earned incentive under the MIC plan.

e.	Timing of Payment. Payment of the Retention Bonus will be made by March 31, 2004.

In closing, I wish to remind you that this Retention Bonus Incentive Plan is being offered to a select number of key employees. As such, you are requested to keep the terms and conditions of the Retention Bonus Plan confidential and not to discuss with anyone other than those that have legitimate reason to know. Of course if you have any questions, please contact Mark Ludwig, Chart’s Director of Human Resources.

Sincerly,

/s/ ARTHUR S. HOLMES
Arthur S. Holmes Chairman and CEO

Cc:        M. Ludwig